AGREEMENT AND PLAN OF REORGANIZATION

by and among

UNITED COMMERCE BANCORP

an Indiana corporation,

UNITED COMMERCE BANK,

an Indiana bank,

GERMAN AMERICAN BANCORP, INC.

an Indiana corporation,

and

GERMAN AMERICAN BANCORP

an Indiana bank

July 23, 2013

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made July 23, 2013, by and among UNITED COMMERCE BANCORP, an Indiana corporation (“UCBN"), UNITED COMMERCE BANK, an Indiana bank ("United Commerce"), GERMAN AMERICAN BANCORP, INC., an Indiana corporation ("GABC"), and GERMAN AMERICAN BANCORP, an Indiana bank ("German American").

Recitals

A.           UCBN is a corporation duly organized and existing under the Indiana Business Corporation Law ("IBCL") that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). UCBN owns all of the outstanding capital stock of United Commerce, which is duly organized and existing as a bank under the Indiana Financial Institutions Act ("IFIA") and operates two banking offices in Monroe County, Indiana.

B.           GABC is a corporation duly organized and existing under the IBCL that is duly registered with the FRB as a bank holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the IFIA and operates 35 banking offices in 13 counties in southern Indiana.

C.           The parties desire to effect transactions whereby, in consideration of the payment of cash and the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as "GABC Common") to the shareholders of UCBN in exchange for their shares of common stock, without par value, of UCBN (“UCBN Common”), UCBN will be merged with and into GABC and, immediately thereafter, United Commerce will be merged with and into German American (the “Mergers”).

D.           The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended, and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

Agreements

In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I.

TERMS OF THE MERGERS & CLOSING

Section 1.01. The Holding Company Merger. Pursuant to the terms and provisions of this Agreement, the IBCL and the Plan of Merger attached hereto as Appendix A and incorporated herein by this reference (the "Holding Company Plan of Merger"), UCBN shall merge with and into GABC (the "Holding Company Merger"). UCBN shall be the "Merging Corporation" in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the Holding Company Merger. GABC shall be the "Surviving Corporation" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

Section 1.02. Effect of the Holding Company Merger. The Holding Company Merger shall have all the effects provided with respect to the merger of a corporation with and into an Indiana corporation under the Indiana Business Corporation Law ("IBCL").

Section 1.03. The Holding Company Merger – Conversion of Shares.

(a)          At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), all of the shares of UCBN Common that immediately prior to the Effective Time are issued and outstanding (other than Dissenting Shares, as defined by Section 1.03(j) and UCBN Common held of record by GABC) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted in accordance with subsections (b) and (c) of this Section 1.03 into the right to receive (i) if applicable, a cash payment, and (ii) newly-issued shares of GABC Common (together, such cash and GABC Common is sometimes referred to in this Agreement as the "Merger Consideration") pursuant to this Section 1.03. The shares of UCBN Common that are issued and outstanding but held of record by GABC immediately prior to the Effective Time (the “Nonparticipating Shares”) shall be cancelled at the Effective Time and not converted into Merger Consideration at the Effective Time.

(b)          Each record holder of UCBN Common (other than a holder of Dissenting Shares and other than GABC in respect of the Nonparticipating Shares) immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder's UCBN Common then held of record by such record holder (i) a cash payment in the amount of $1.75 (or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03) (the “Cash Payment”), and (ii) a number of newly-issued shares of GABC Common equal to the Exchange Ratio. The Exchange Ratio shall be such number (to be fixed at Closing and specified in the Articles of Merger) of GABC Common shares (which shall not be fewer than 0.5456 shares and shall not be greater than 0.6667 shares, with each such extreme number subject to subsequent adjustment in accordance with the provisions of Section 1.03(i) of this Agreement) as shall be determined at Closing by dividing $12.50 by the GABC Pre-Closing Market Price Per Share. The GABC Pre-Closing Market Price Per Share (as used in the preceding sentence) shall be equal to the average closing price per share of GABC Common, rounded to the nearest cent, during the twenty (20) consecutive trading days ended on the trading day that is the second business day preceding the Closing Date, as reported by NASDAQ.

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(c)          If UCBN’s Effective Time Book Value (as defined by and calculated in accordance with this subparagraph) shall be less than (i) $14.000 million (inclusive of accumulated other comprehensive income (loss)) or (ii) $14.265 million (exclusive of accumulated other comprehensive income (loss) (the greater of the dollar amounts by which either of such targets is not satisfied is referred to in this Agreement as the “Shortfall”), then the Cash Payment component of the Merger Consideration, payable with respect to each UCBN Common share that is eligible to receive such Cash Payment, shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by One Million Forty Seven Thousand Three Hundred Thirty Three (1,047,333) (which is as of the date of this Agreement the number of UCBN Common shares outstanding, including the Nonparticipating Shares, plus the number of unissued Common Shares potentially issuable under the Options). For purposes of this subparagraph (c), “Effective Time Book Value” shall be calculated as: (A) the estimated shareholders’ equity of UCBN as of the Effective Time (inclusive or exclusive of accumulated other comprehensive income (loss), as specified by the preceding sentence) determined in accordance with GAAP to the reasonable satisfaction of GABC no earlier than three business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses (the “Allowance”) calculated in a manner consistent with United Commerce’s historical practices, minus (B) the aggregate amount, after tax, of any negative provision to the Allowance recorded by United Commerce during 2013 through the Closing Date, plus (C) the aggregate payments, after tax, received by United Commerce during 2013 through the Closing Date in respect of loans charged off by United Commerce prior to January 1, 2013 and which are not more than 30 days’ delinquent at any time during 2013 (the “Performing Charged-Off Loans”), to the extent that such 2013 payments (1) are attributable solely to regular monthly payments of principal and interest (without regard to any acceleration provision in the underlying loan documents), (2) are recognized by United Commerce for financial reporting purposes solely as adjustments to the Allowance, and (3) do not result in an increase in UCBN’s shareholders’ equity determined in accordance with GAAP. The Effective Time Book Value shall also be reduced by accruals for all of UCBN’s fees, expenses and costs relating to the Mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the Effective Time), including but not limited to those incurred by UCBN in negotiating the terms of the Mergers, preparing, executing and delivering this Agreement, obtaining shareholder and regulatory approvals, and closing the Mergers, and including fees, expenses and costs that might not be deemed earned or become payable until after the Effective Time, such as but not limited to investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Mergers have become effective.

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(d)          To the extent that the holders of any options to purchase UCBN Common granted by UCBN (or granted by United Commerce but that were subsequently assumed by UCBN as part of a holding company reorganization) under UCBN’s stock option plans (“Options”) are then validly exercisable (except for the satisfaction of any minimum vesting requirement) by the holders thereof but have not been validly exercised on or before the Effective Time (“Cancelled Rights”), then such Cancelled Rights (i) shall, at the Effective Time, be deemed to have been cancelled and shall no longer be deemed to represent the right to receive shares of UCBN Common on any terms or conditions, and shall not be converted into the right to receive shares of GABC Common or other equity-based consideration pursuant to the Merger, and (ii) shall be deemed at all times at and after the Effective Time to represent only the right to receive, subject to compliance by the holders thereof with this Section 1.03(c), a cash payment in cancellation of the rights of the holders thereof (the “Cancellation Payment”). The Cancellation Payment shall be equal to the amount (if any) by which the value of the Merger Consideration (solely for this purpose, the GABC Common shall be valued at the GABC Pre-Closing Market Price Per Share, determined in accordance with Section 1.03(b)) that otherwise would have been payable to such holder under this Agreement in respect of the UCBN Common purchasable under such Cancelled Rights had such holder exercised such Cancelled Rights prior to the Effective Time, less the option exercise price and any applicable withholding taxes (the “Cancellation Amount”). As a condition to its obligation to pay the Cancellation Payment to any holder of Cancelled Rights pursuant to this Section 1.03(c), GABC shall be entitled to require from each such holder an agreement, in form and substance reasonably acceptable to UCBN, agreeing to accept such Cancellation Payment in complete cancellation, satisfaction and release of all claims of such holder in respect thereof (the “Cancellation Agreement”) plus the surrender of the original certificate or agreement evidencing such unexercised Options (or in lieu thereof a lost certificate affidavit and indemnity agreement or surety bond on terms and in an amount reasonably satisfactory to GABC) (the “Cancellation Documentation”). It shall be a condition of payment of the Cancellation Payment that the Cancellation Agreement shall be properly executed and that the underlying certificate or agreement that evidences the Cancelled Right shall be properly endorsed or otherwise in proper form for transfer and cancellation, and that the person requesting such Cancellation Payment shall pay to GABC any required transfer or other taxes or establish to the satisfaction of GABC that such tax has been paid or is not subject to withholding by GABC. GABC reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to GABC be provided to GABC at the expense of the holder of the Cancelled Right in the event that such holder claims loss of the certificate or agreement that evidences a Cancelled Right and requests that GABC waive the requirement for surrender of such instrument. Subject to the terms and conditions of such Cancellation Agreement, including without limitation the prior completion of the Holding Company Merger, GABC shall be required to pay promptly the Cancellation Amount (without interest) to any such holder upon the delivery of such Cancellation Agreement and Cancellation Documentation to GABC at the principal offices of GABC in Jasper, Indiana, on any trading day after the date on which the Effective Time occurs, subject to applicable unclaimed property laws.

(e)          The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.

(f)          No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of UCBN Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of UCBN Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the GABC Pre-Closing Market Price Per Share, as defined by Section 1.03(b).

(g)          At the Effective Time, each share of UCBN Common, if any, held in the treasury of UCBN or by any direct or indirect subsidiary of UCBN (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h)          At the Effective Time, all of the outstanding shares of UCBN Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of UCBN Common (“Certificates”) shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the cash payment and the certificates for the shares of GABC Common upon the surrender of such Certificate or Certificates to which such holder may be entitled in accordance with Section 1.06. or in the case of Dissenting Shares, the right to receive such consideration as may be determined to be due to a Dissenting Shareholder (as defined below) pursuant to the IBCL.

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(i)          If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC Common or shall subdivide, split up, reclassify or combine the GABC Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

(j)          If any holders of UCBN Common notify UCBN, before the vote is taken of UCBN's shareholders on the question of approval of the Holding Company Merger, of their intent to demand payment for their shares of UCBN Common under IC 23-1-44 if the Holding Company Merger is effectuated and do not vote in favor of the Holding Company Merger ("Dissenting Shareholders"), then any shares of UCBN Common held by such Dissenting Shareholders ("Dissenting Shares") shall not be converted as described in this Section 1.03 at the Effective Time but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Shareholders pursuant to the IBCL; provided, however, that each Dissenting Shareholder who does not, after the Effective Time, timely take all additional actions required by IC 23-1-44 in order to be eligible to demand payment with respect to such holder's UCBN Common shall, as of the date of such failure to have taken such actions on a timely basis, be deemed to have voted in favor of the Holding Company Merger and accordingly no longer to be a Dissenting Shareholder, and such holder’s shares of UCBN Common shall thereupon no longer be deemed to be Dissenting Shares and shall be deemed to have been exchanged at the Effective Time into the right to receive (without interest) the Merger Consideration.

Section 1.04. The Holding Company Merger – Cancellation of Options. To the extent that, immediately prior to the Effective Time, there are (even though UCBN has represented and warranted pursuant to Section 2.01(e) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options (or warrants or other rights to purchase securities issued by UCBN) (whether to employees or directors of United Commerce or others) other than the Cancelled Rights that are described by Section 1.03(c) (such rights to purchase, other than the Cancelled Rights, are referred to herein as the “Unscheduled Purchase Rights”), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled (and any and all stock option plans or warrant purchase agreements or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated), and UCBN shall not accept any purported notice of exercise of any such Unscheduled Purchase Right after the close of business on the Closing Date but shall promptly notify GABC of any such purported notice. GABC shall have no obligation to any employee, director, agent or other person claiming by or through UCBN or its predecessor in interest with respect to any claim arising in respect of any such Unscheduled Purchase Right (or plan or arrangement).

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Section 1.05. The Bank Merger. United Commerce and UCBN shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the “Bank Merger Agreement” and collectively with the Holding Company Plan of Merger, the "Plans of Merger") substantially in the form attached hereto as Exhibit B, to cause United Commerce to merge with and into German American (the “Bank Merger”) in accordance with all applicable laws and regulations, effective immediately after the Effective Time after the consummation of the Holding Company Merger.

Section 1.06. The Closing. The closing of the Mergers (the "Closing") shall take place on the Closing Date described in Section 1.08. of this Agreement, and at such time and at such place as determined in accordance with Section 1.08.

Section 1.07. Exchange Procedures; Surrender of Certificates.

(a)          GABC shall appoint an exchange agent for the surrender of Certificates formerly representing UCBN Common in exchange for the Merger Consideration, which may be a third party, GABC or German American (such agent is referred to herein as the "Exchange Agent").

(b)          Within five business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of any Certificate or Certificates whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practical after surrender to the Exchange Agent of a Certificate(s), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to such surrendering Certificate holder the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. GABC reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to GABC be provided to GABC at the expense of the UCBN shareholder in the event that such shareholder claims loss of a Certificate and requests that GABC waive the requirement for surrender of such Certificate.

(c)          No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

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Section 1.08. The Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned and subject to the satisfaction (or waiver, where applicable) of the conditions set forth in Article VI, the Closing shall take place on the last business day of the month during which each of the conditions in Section 6.01. (c) and (e) and Section 6.02. (c) and (e) are satisfied, or on such later or earlier date as UCBN and GABC may agree (the "Closing Date"); provided, however, that, if the Closing Date does not occur on or before the last business day of October, 2013, then any Closing that otherwise by operation of this Section would be scheduled to occur on the last business day of November 2013 shall be deferred by one month to the last business day of December 2013 (it being understood by the parties that in no event shall the parties be obligated to close the transactions contemplated by this Agreement during the period commencing the first business day of November and ending the next to the last business day of December 2013). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 10:00 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree. The parties shall use their best efforts to cause the Effective Time of both Mergers to be at 12:01 A.M. Eastern time on the first day of the calendar month that follows the month in which the Closing occurs.

Section 1.09. Actions At Closing.

(a)          At the Closing, UCBN shall deliver to GABC:

(i)          a certified copy of the articles of incorporation and bylaws of UCBN, as amended, and a certified copy of the articles of incorporation and bylaws of United Commerce, as amended;

(ii)         a certificate signed by the Chief Executive Officer of UCBN, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.01(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of UCBN have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) UCBN and United Commerce have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

(iii)        certified copies of the resolutions of UCBN's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Plan of Merger and authorizing the consummation of the Holding Company Merger;

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(iv)        a certified copy of the resolutions of the Board of Directors of United Commerce and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

(v)         a certificate of the Indiana Secretary of State, dated a recent date, stating that UCBN is duly organized and exists under the IBCL;

(vi)        a certificate of the Indiana Secretary of State, dated a recent date, stating that United Commerce is duly organized and exists under the IFIA;

(vii)       a certified list of the holders of UCBN Common of record as of the close of business on the Closing Date showing, by holder and in the aggregate, the number of shares of UCBN of record as of such time;

(viii)      a certified list of those holders of UCBN Common of record as of the close of business on the Closing Date who are Dissenting Shareholders and the number of shares of UCBN Common as to which each of them are Dissenting Shareholders; and

(ix)         any title affidavits or documents required by the Title Company (as defined in Section 4.08) to issue the Title Policies (as defined in Section 4.08).

(b)          At the Closing, GABC shall deliver to UCBN:

(i)          a certificate signed by the Chief Executive Officer of GABC, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.02(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of GABC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) GABC and German American have performed and complied in all material respects, unless waived by UCBN, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

(ii)          a certified copy of the resolutions of GABC's Board of Directors authorizing the execution of this Agreement and the Plan of Merger and the consummation of the Holding Company Merger;

(iii)        A certified copy of the resolutions of German American's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger; and

(iv)        certificates of the Indiana Secretary of State, dated a recent date, stating that GABC and German American each exist under the IBCL and IFIA, respectively.

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(c)          At the Closing, GABC and UCBN shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of ARTICLE I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, accompanied by the appropriate fees.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF

UCBN AND UNITED COMMERCE

UCBN and United Commerce hereby jointly and severally make the following representations and warranties to GABC and German American:

Section 2.01. Organization and Capital Stock.

(a)          UCBN is a corporation duly organized and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(b)          United Commerce is a corporation duly organized and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of United Commerce is owned by UCBN.

(c)          UCBN has authorized capital stock of 5,000,000 shares, all of which are without par value, divided into 1,000,000 shares of preferred stock and 4,000,000 shares of common stock. As of the date of this Agreement, 965,333 shares of UCBN’s common stock (including 44,100 shares owned of record by GABC), and no shares of preferred stock, are issued and outstanding. All such shares of UCBN Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of UCBN Common has been issued in violation of any preemptive rights of the current or past shareholders of UCBN (or its predecessor) or in violation of any applicable federal or state securities laws or regulations.

(d)          United Commerce has authorized capital stock of 5,000,000 shares, all of which are without par value, divided into 1,000,000 shares of preferred stock and 4,000,000 shares of common stock. As of the date of this Agreement, 965,333 shares of UCBN’s common stock, and no shares of preferred stock, are issued and outstanding ("United Commerce Common"). All of such shares of United Commerce Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by UCBN. None of the outstanding shares of United Commerce Common has been issued in violation of any preemptive rights of the current or past shareholders of United Commerce or in violation of any applicable federal or state securities laws or regulations.

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(e)          There are no shares of capital stock or other equity securities of UCBN or United Commerce authorized, issued or outstanding (except as set forth in this Section 2.01. ) and, except for outstanding stock options issued by UCBN (or its predecessor) to employees or directors of United Commerce with respect to the rights to purchase a total of 82,000 shares of UCBN Common at a weighted-average exercise price of $7.13 per share, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of UCBN or United Commerce, or contracts, commitments, understandings or arrangements by which UCBN or United Commerce are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

Section 2.02. Authorization; No Defaults.

(a)          The Boards of Directors of UCBN and United Commerce have, by all appropriate action, approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, including the taking of action specifically excepting this Agreement and the Holding Company Merger and Bank Merger from any super-majority voting requirement otherwise imposed upon such matters by the Articles of Incorporation of UCBN, and have authorized the execution of this Agreement and the applicable Plan of Merger on UCBN's or United Commerce's behalf by their respective duly authorized officers and the performance by UCBN and United Commerce of their respective obligations hereunder. The Board of Directors of UCBN received, at the meeting at which it approved this Agreement and the Holding Company Merger, the oral opinion of Renninger & Associates, LLC to the effect that, as of the date of that meeting, the Holding Company Merger was fair to the shareholders of UCBN from a financial point of view. Nothing in the Articles of Incorporation or Bylaws of UCBN, as amended, or the Articles of Incorporation or Bylaws of United Commerce, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which UCBN or United Commerce is bound or subject, would prohibit UCBN or United Commerce from consummating, or would be violated or breached by UCBN's or United Commerce’s consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by UCBN and United Commerce and constitutes a legal, valid and binding obligation of UCBN and United Commerce, enforceable against UCBN and United Commerce in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than those already taken and other than the approval of the Merger by the holders of a majority of the outstanding shares of UCBN Common and by UCBN as sole shareholder of United Commerce are required by law to be taken by UCBN or United Commerce to authorize the execution, delivery and performance of this Agreement.

(b)          Neither UCBN nor United Commerce is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its certificate of incorporation, charter or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or, except as set forth in Section 2.02 of the disclosure schedule that has been prepared by UCBN and delivered by UCBN to GABC in connection with the execution and delivery of this Agreement (the “UCBN Disclosure Schedule”), any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

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Section 2.03. Subsidiaries. Except as disclosed in Section 2.03 of the UCBN Disclosure Schedule, and except for the ownership by UCBN of all the capital stock of United Commerce, to the knowledge of UCBN, neither UCBN nor United Commerce has (or has had at any time in the last five years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

Section 2.04. Financial Information.

(a)          UCBN has furnished to GABC the consolidated balance sheets of UCBN as of December 31, 2011 and 2012, and the related consolidated statements of income, changes of shareholders' equity and cash flows for the three years ended December 31, 2012, together with the unqualified opinion thereon of McGladrey LLP, independent certified public accountants. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of UCBN in all material respects as of the dates and for the periods indicated.

(b)          UCBN has furnished to GABC the (i) unaudited consolidated financial statements of UCBN, including the condensed balance sheets and condensed statements of posted on UCBN’s Internet website, and (ii) the call reports of United Commerce as filed with the Federal Deposit Insurance Corporation (“FDIC”), in each case for the quarter ended March 31, 2013 (the "UCBN Interim Financial Information"). The unaudited UCBN consolidated financial statements included within the UCBN Financial Information were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of UCBN in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which will be material. The call reports of United Commerce included within the UCBN Interim Financial Information (the “UCB Call Reports”) were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of United Commerce in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which will be material.

(c)          Neither UCBN nor United Commerce has any material liability, fixed or contingent, except to the extent set forth in the financial statements and call reports described in subsections (a) and (b) of this Section 2.03. (collectively, the "UCBN Financial Statements") or incurred in the ordinary course of business since December 31, 2012.

(d)          UCBN does not engage in the lending business (except by and through United Commerce) or any other business or activity other than that which is incident to its ownership of all the capital stock of United Commerce, and to the knowledge of UCBN does not own any investment securities.

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Section 2.05. Absence of Changes. Since December 31, 2012, there has not been any material adverse change in the financial condition, the results of operations or the business of UCBN or United Commerce, taken as a whole.

Section 2.06. Absence of Agreements with Banking Authorities. Except as set forth in Section 2.06 of the UCBN Disclosure Schedule, neither UCBN nor United Commerce is subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the Indiana Department of Financial Institutions ("DFI"), in each case that has been issued, executed or delivered on or after January 1, 2010.

Section 2.07. Tax Matters.

(a)          Each of UCBN and United Commerce has timely filed all Tax Returns that are required to be filed and all such Tax Returns are true, correct and complete. All Taxes that are due and payable by UCBN and United Commerce (whether or not shown on any Tax Return) have been paid. All Taxes that were properly accruable as of any applicable balance sheet or call report date (but that were not then due and payable) are reflected as liabilities in the UCBN Financial Statements as of that date (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). UCBN and United Commerce has delivered to GABC correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by UCBN or United Commerce. There are no liens for Taxes upon the assets of UCBN or United Commerce except liens for current Taxes not yet due and payable.

(b)          Neither UCBN nor United Commerce has requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and neither UCBN nor United Commerce has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax audit, review or other assessment or deficiency.

(c)          No claim has ever been made by a Tax Authority in a jurisdiction wherein UCBN or United Commerce does not file Tax Returns that UCBN or United Commerce is or may be subject to taxation by that jurisdiction. Neither UCBN nor United Commerce, nor a director, officer, or employee responsible for the Taxes of UCBN or United Commerce, expects any Tax Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(d)          UCBN and United Commerce have made all withholding of Taxes required to be made under all applicable Laws, including withholding under Section 3406 of the Code, under Subchapter A of Chapter 3 of the Code, or of any comparable provision of Law, withholding with respect to sales and use Taxes and compensation paid to any employee, independent contractor or creditor or other third-party and the amounts withheld have been properly and timely paid over to the appropriate Tax Authorities.

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(e)          There is no Tax deficiency or claim assessed, proposed, pending or threatened (whether orally or in writing) against UCBN or United Commerce, and neither UCBN nor United Commerce, nor a director, officer, or employee responsible for the Taxes of UCBN or United Commerce, expects any Tax Authority to assess any additional Taxes for any period, except to the extent that adequate liabilities or reserves with respect thereto are accrued by Seller in accordance with United States generally accepted accounting principles (“GAAP”) and set forth in the UCBN Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07(e) of the UCBN Disclosure Schedule. Neither UCBN nor United Commerce has any income that was realized during a Tax period that began before the Closing Date that is or will be required to be included in a Tax Return of GABC or German American for a Tax Period that begins on or after the Closing Date. UCBN and United Commerce have disclosed on their federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(f)          Neither UCBN nor United Commerce has any requests for ruling pending with any Tax Authority. Neither UCBN nor United Commerce has agreed to, or is required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by UCBN or United Commerce and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.

(g)          All Tax sharing agreements or similar agreements with respect to or involving UCBN and United Commerce shall be terminated as of the Closing Date and, after the Closing Date, UCBN and United Commerce shall not be bound thereby or have any liability thereunder.

(h)          Neither UCBN nor United Commerce is a "United States Real Property Holding Corporation" within the meaning of Section 897(c) of the Code. UCBN is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

(i)          Neither UCBN nor United Commerce has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or foreign Tax law).

(j)          Neither UCBN nor United Commerce has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a) of the Code in a distribution of stock pursuant to Section 355 of the Code, (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in connection with the transactions contemplated under this Agreement.

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(k)          There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of UCBN or United Commerce under the federal consolidated return regulations or other comparable or similar provisions of Law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

(l)          The following capitalized terms are defined for purposes of this Article II as follows:

(i)          "Governmental Authority" shall mean each any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

(ii)         "Tax" or "Taxes" means and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority, including any Social Security charges in any country.

(iii)        "Tax Authority" means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

(iv)        "Tax Return" means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Authority or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.

Section 2.08. Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of UCBN, threatened, before any judicial, administrative or regulatory agency or tribunal, to which UCBN or United Commerce is a party or to which any of their properties are subject.

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Section 2.09. Employment Matters.

(a)          Except as disclosed in Section 2.09 of the UCBN Disclosure Schedule, neither UCBN nor United Commerce is a party to or bound by any contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer or employee that, by its terms, is not terminable by UCBN or United Commerce, respectively, for any reason or for no reason, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

(b)          UCBN and United Commerce are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) neither UCBN nor United Commerce is engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against UCBN or United Commerce pending or, to the knowledge of UCBN, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Indiana Civil Rights Commission (ICRC), the Indiana Department of Labor (or IOSHA) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of UCBN, threatened against or directly affecting UCBN or United Commerce; and (iv) neither UCBN nor United Commerce has experienced any material work stoppage or other material labor difficulty during the past five years.

(c)          Except as disclosed in Section 2.09(c) of the UCBN Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of UCBN or United Commerce from either of such entities, (ii) increase any benefit otherwise payable under any of their employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by UCBN or United Commerce to or with respect to any employee or former employee of UCBN or United Commerce will fail to be deductible for federal income tax purposes by reason of Sections 162(m), 280G or 404 of the Internal Revenue Code of 1986, as amended ("Code") or otherwise.

(d)          United Commerce, on the one hand, and each of Thomas Risen, David Musgrave, Charles Thompson and Jerry Towle, on the other hand, have executed and delivered certain employment-related agreements in connection with (and prior to) the execution and delivery of this Agreement (the “United Commerce Executive Agreements”), and true and complete copies of the United Commerce Executive Agreements as executed by all parties thereto are attached to Section 2.09 of the UCBN Disclosure Schedule.

Section 2.10. Reports. Since January 1, 2012, UCBN and United Commerce have, to their knowledge, filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the Securities and Exchange Commission ("SEC"), (ii) the FRB, (iii) the FDIC, (iv) the DFI, (and (v) any other governmental authority with jurisdiction over UCBN or United Commerce. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

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Section 2.11. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by United Commerce, as reflected in the UCB Call Reports are carried on the books of United Commerce in accordance with generally accepted accounting principles, consistently applied. United Commerce does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

Section 2.12. Loan Portfolio. All loans and discounts shown in the UCB Call Reports, or which were entered into after April 1, 2013, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of United Commerce, in accordance in all material respects with United Commerce’s lending policies and practices unless otherwise approved by United Commerce’s Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. United Commerce has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12 of the UCBN Disclosure Schedule, United Commerce has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. UCBN has no knowledge that any condition of property in which United Commerce has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (defined in Section 2.15. ) in any material respect or obligates UCBN, or United Commerce, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

Section 2.13. ERISA.

(a)          Section 2.13 of the UCBN Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, plans, policies, or practices maintained, established, participated in, sponsored, contributed to, or required to be contributed to by UCBN, United Commerce or any ERISA Affiliate (as hereinafter defined) or under which any officer or employee of United Commerce or UCBN or an ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which UCBN, United Commerce or any ERISA Affiliate may have any liability or obligation (referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein). For purposes of this Section 2.13. , the term "ERISA Affiliate" means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with UCBN or United Commerce under Section 414 of the Code. During the past sixty months, neither UCBN, United Commerce nor any ERISA Affiliate has maintained any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) or any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the Disclosure Schedule. Except as disclosed in Section 2.13 of the UCBN Disclosure Schedule, neither UCBN nor United Commerce has amended any employee welfare plan or any employee pension benefit plan listed on the Disclosure Schedule since December 31, 2007.

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(b)          As applicable, with respect to each of the Plans, UCBN has delivered to GABC true and complete copies of (i) all Plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such Plan; (iv) the three most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System (as set forth in Revenue Procedure 2013-12, and any predecessor or successor thereto) or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past five years; (vi) all communications material to any employee or employees of UCBN or United Commerce relating to any such Plan and any proposed Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to UCBN or the United Commerce, (vii) all correspondence to or from any governmental agency relating to any such Plan, (viii) all model COBRA (as hereinafter defined) forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Plan, (x) all non-discrimination or other testing results required under Code section with respect to each such Plan for the three most recent plan years, (xi) if applicable, all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each such Plan, (xii) all privacy notices and business associate agreements to the extent required under the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"); and (xiii) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Plan.

(c)          UCBN and United Commerce have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither UCBN nor United Commerce has knowledge of any default or violation by any other party to, any Plan. All Plans listed on the Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on the Disclosure Schedule, all "employee pension benefit plans," within the meaning of Section 3(2) of ERISA ("Pension Plan"), maintained by UCBN and United Commerce and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements at all times and have been and continue to be tax exempt under Section 501(a) of the Code, have been timely amended to comply with the provisions of recent legislation commonly referred to as “EGTRRA” and the Pension Protection Act, have been timely submitted to the Internal Revenue Service (IRS) for a determination letter that takes the EGTRRA amendments into account within the applicable remedial amendment period specified by Section 401(b) of the Code (or are entitled to rely on an opinion letter), have received a determination from the IRS that such Plan is so qualified (or are entitled to rely on an opinion letter), and nothing has occurred that could adversely affect the qualification of such Plan and no such determination letter received with respect to any Plan has been revoked, nor, to the Company’s knowledge, is it reasonably expected that any such letter would be revoked. Except as disclosed in the Disclosure Schedule, neither UCBN nor United Commerce has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

(d)          Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to UCBN or United Commerce (other than ordinary benefit claims and administration expenses). Neither UCBN nor United Commerce would have any liability or contingent liability if any Plan (including without limitation the payment by UCBN or United Commerce of premiums for health care coverage for active employees or retirees) were terminated or if UCBN or United Commerce were to cease its participation therein. Except as disclosed in the Disclosure Schedule, neither UCBN nor United Commerce nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by United Commerce or UCBN at their discretion at any time without further obligation.

(e)          Except as disclosed in Section 2.13 of the UCBN Disclosure Schedule, in the case of each Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA

(f)          On a timely basis, UCBN and United Commerce have made all contributions or payments to or under each Plan as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans, which have not been made because they are not yet due.

(g)          No Plan has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

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(h)          Neither UCBN nor United Commerce has ever contributed to or is obligated to contribute under any "multiemployer plan" (as defined in Section 3(37) of ERISA). Neither UCBN nor United Commerce has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as disclosed in Section 2.13 of the UCBN Disclosure Schedule, none of the Plans is a multiple employer plan (as defined in Section 413(c) of the Code) and neither UCBN nor United Commerce has participated in or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code). Except as disclosed in Section 2.13 of the UCBN Disclosure Schedule, none of the Plans is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

(i)          UCBN and United Commerce have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), HIPAA, the Family and Medical Leave Act of 1993, as amended, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996 and any similar provisions of state law applicable to their employees, to the extent so required. To the extent required under HIPAA and the regulations issued thereunder, UCBN and United Commerce have, prior to the Effective Time, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither UCBN nor United Commerce has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Except as listed in the Disclosure Schedule, neither UCBN nor United Commerce provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA. Each Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(j)          There are no pending audits or investigations by any governmental agency involving the Plans, and to UCBN’s and United Commerce’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to UCBN’s and United Commerce’s knowledge is there any reasonable basis for any such claim, suit or proceeding.

(k)          Since January 1, 2012, there has been no amendment to, announcement by UCBN or United Commerce relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by UCBN or United Commerce or promotions of existing employees in the ordinary course of business consistent with past practice.

(l)          Except as disclosed in the Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by UCBN or United Commerce. No Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

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(m)          All Options have been granted, maintained and administered in such manner that they are exempt from the application of Section 409A of the Code. Neither UCBN nor United Commerce has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

Section 2.14. Title to Properties; Insurance. UCBN and United Commerce own good, marketable and indefeasible fee simple title to all real properties reflected on the UCBN Financial Statements as being owned by UCBN or United Commerce (collectively, the "Fee Real Estate"), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the UCBN Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the Fee Real Estate and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of United Commerce, rights of redemption under applicable law). Except as otherwise disclosed to GABC, the Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any Person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. No portion of the Fee Real Estate is operated as a nonconforming use under applicable zoning codes. No portion of the Fee Real Estate is located in either a "Special Flood Hazard Area" pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a "100 year" flood as provided by any Governmental Entity. The Fee Real Estate is not ”property” as defined by Ind. Code § 13-11-2-174 of the Indiana Responsible Property Transfer Law. All material leasehold interests used by UCBN and United Commerce in their respective operations (collectively, the "Leased Real Estate" and, together with the Fee Real Estate, the "Real Estate") are held pursuant to lease agreements (collectively, the "Leases") which are valid and enforceable in accordance with their terms. True, complete and correct copies of the Leases have been provided to GABC. There is no breach or default by any party under any Lease that is currently outstanding, and no party to any Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Estate is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the property or any portion thereof. No consent under any Lease is required in connection with the transactions contemplated by this Agreement. The Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of UCBN, threatened with respect to the Real Estate. All licenses and permits necessary for the occupancy and use of the Real Estate for the current use of the Real Estate have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. UCBN and United Commerce have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by UCBN and United Commerce in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to UCBN's and/or United Commerce’s ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by UCBN or United Commerce are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business. Rent payable pursuant to Sections 4.01 and 4.02 of that certain Lease, dated January 7, 2002, by and between Covenanter Properties, LLC, as lessor, and UCB, as lessee (the "College Mall Road Lease"), is currently $5,598.86 per month. Additional Rent payable pursuant to Section 4.03 of the College Mall Road Lease is currently $4,776.49 per month. The term of the College Mall Road Lease expires on January 7, 2017 and the 5-year option term has not been triggered pursuant to Section 4.03(C) thereof.

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Section 2.15. Environmental Matters.

(a)          As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws and regulations in all jurisdictions in which UCBN or United Commerce has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.

(b)          To the knowledge of UCBN, neither (i) the conduct by UCBN and United Commerce of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by UCBN or United Commerce, nor (iii) to the knowledge of UCBN or United Commerce the condition of any property currently or previously held by them as a trust asset, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) UCBN or United Commerce to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither UCBN nor United Commerce has received any notice from any person or entity that UCBN or United Commerce or the operation of any facilities or any property currently or previously owned or leased by either of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that either of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 2.16. Compliance with Law. UCBN and United Commerce each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by UCBN of the UCBN Common that is issued and outstanding, and the continuing offer of UCBN Common pursuant to the options and warrants that are presently outstanding and the sales of UCBN Common pursuant to such options and warrants that have occurred and which may prior to the Closing Date have occurred, have been and will be either registered or qualified under the Securities Act of 1933, as amended (the “1933 Act”), and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. Section 2.16 of the UCBN Disclosure Schedule specifies the registrations and exemptions relied upon (or to be relied upon) in connection with all past (and future) offers and sales of UCBN Common.

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Section 2.17. Brokerage. Except as set forth in Section 2.17 of the UCBN Disclosure Schedule, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by UCBN or United Commerce.

Section 2.18. Material Contracts. Except as set forth in Section 2.18 of the UCBN Disclosure Schedule, neither UCBN nor United Commerce is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the FHLBB and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $25,000 or for the performance of services over a period of more than thirty days and involving an amount in excess of $25,000; (vi) joint venture or partnership agreement or arrangement; (vii) contract, arrangement or understanding with any present or former agent, consultant, representative, broker, adviser, finder, business intermediary, or independent contractor that, by its terms, is not terminable by UCBN or United Commerce, respectively, for any reason or for no reason, (A) in the case of such a person who has (or at the time of the entry into such a binding commitment had) no material relationship with any past or present officer, employee, shareholder, or director of UCBN or United Commerce, without the payment of any amount greater than $2,500 (in any one instance) or $5,000 (in the aggregate), or (B) in the case of such a person who has or had such a material relationship, without the payment by reason of such termination of any amount; or (viii) material contract, agreement or other commitment not made in the ordinary course of business.

Section 2.19. Compliance with Americans with Disabilities Act. (a) To the best of UCBN's knowledge, UCBN and United Commerce and their respective properties (including those held by either of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against UCBN, United Commerce or any of its properties has been initiated nor, to the best of UCBN's knowledge, has been threatened or contemplated.

Section 2.20. Statements True and Correct. To the best of the knowledge of UCBN, none of the information supplied or to be supplied by UCBN or United Commerce for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 2.21. UCBN's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of UCBN" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of UCBN or United Commerce shall be considered to be within the knowledge of UCBN.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF GABC AND GERMAN AMERICAN

GABC and German American hereby jointly and severally make the following representations and warranties to UCBN and United Commerce:

Section 3.01. Organization and Capital Stock.

(a)          GABC is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(b)          German American is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the capital stock of German American is owned by GABC.

(c)          GABC has authorized capital stock of (i) 30,000,000 shares of GABC Common, no par value, of which, as of May 1, 2013, 12,665,826 shares were issued and outstanding, and (ii) 500,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and there has been no material change in such capitalization or issued or outstanding shares since May 1, 2013. All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable.

(d)          The shares of GABC Common that are to be issued to the holders of UCBN Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

Section 3.02. Authorization. The Boards of Directors of GABC and German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC's and German American's behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of GABC or German American, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC and DFI, and the SEC's order declaring effective GABC's registration statement under the 1933 Act with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by GABC or German American. Neither GABC nor German American is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

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Section 3.03. Subsidiaries. Each of GABC's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

Section 3.04. Financial Information.

(a)          The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2011 and 2012 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2012, together with the notes thereto, included in GABC's Annual Report on Form 10-K for the annual period then ended (the "10-K") and the consolidated balance sheets of GABC as of March 31, 2013, and related consolidated statements of income and cash flows included in GABC’s Quarterly Report on Form 10-Q for the quarterly period then ended (the “10-Q”) (together, the financial statements included in the 10-K and the 10-Q are referred to herein as the "GABC Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.

(b)          Neither GABC nor German American has any material liability, fixed or contingent, except to the extent set forth in the GABC Financial Statements or incurred in the ordinary course of business since December 31, 2012.

Section 3.05. Absence of Changes. Since December 31, 2012, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of GABC and its subsidiaries, taken as a whole.

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Section 3.06. Reports.

(a)          Since January 1, 2012, GABC and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the DFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

(b)          GABC has filed all reports and other documents required to be filed under the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), required to be filed by it (collectively, the “SEC Reports”). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. GABC has made available to UCBN copies of all comment letters received by GABC from the SEC since January 1, 2010 relating to the SEC Reports, together with all written responses of GABC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by GABC, and to the knowledge of GABC, none of the SEC Reports is the subject of any ongoing review by the SEC.

Section 3.07. Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of GABC, threatened, before any judicial, administrative or regulatory agency or tribunal against GABC or any of its subsidiaries, or to which the property of GABC or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

Section 3.08. Absence of Agreements with Banking Authorities. Except as set forth in Schedule 3.08 of the disclosure schedule that has been prepared by GABC and delivered by GABC to UCBN in connection with the execution and delivery of this Agreement (the “GABC Disclosure Schedule”), neither GABC nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally), or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the DFI, and the FRB, in each case that has been issued, executed or delivered on or after January 1, 2010.

Section 3.09. Compliance with Law. GABC and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

Section 3.10. Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC and its subsidiaries or German American.

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Section 3.11. Risen Transition Services Agreement. German American and Thomas Risen have executed and delivered to each other, in connection with (and prior to) the execution and delivery of this Agreement, a Transition Services Agreement. A true and correct copy of this Transition Services Agreement is attached to Section 3.11 to the GABC Disclosure Schedule.

Section 3.12. Statements True and Correct. To the best of the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 3.13. GABC's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of GABC" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or German American shall be considered to be within the knowledge of GABC.

ARTICLE IV.

COVENANTS OF UCBN AND UNITED COMMERCE

Section 4.01. Conduct of Business.

(a)          From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required under applicable law in UCBN’s or United Commerce’s reasonable judgment (provided that UCBN gives GABC prompt notice that it has determined that such is required under applicable law), UCBN and United Commerce shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, except as otherwise provided in the following subparagraphs (i) through (xxi), neither UCBN nor United Commerce will, without the prior written consent of GABC:

(i)          declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property; or

(ii)         issue (or agree to issue) any common or other capital stock or trust preferred securities (except for the issuance of up to 82,000 shares of UCBN Common pursuant to the payment and other terms of, and upon exercise by the holders of, those stock options and warrants held by employees or directors of UCBN and United Commerce as of the date of this Agreement) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or trust preferred securities or any securities convertible into or exchangeable for any such instruments; or

(iii)        directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of their own common or any other capital stock or trust preferred securities; or

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(iv)        effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

(v)         change the Articles of Incorporation or Bylaws of UCBN or the Articles of Incorporation or Bylaws of United Commerce; or

(vi)        pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees of UCBN or United Commerce or their subsidiaries, or, except as required by law or as contemplated by this Agreement, adopt, terminate, or make any change in any Plan or in any of the United Commerce Executive Agreements or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that UCBN and United Commerce may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned or payable in accordance with the terms of the contracts, arrangements or understandings of UCBN or United Commerce specifically disclosed on the UCBN Disclosure Schedule, including the United Commerce Executive Agreements, or

(vii)       borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

(viii)      make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any one borrower, or group of affiliated or associated borrowers, if the Loan is an existing credit on the books of United Commerce or any subsidiary of United Commerce and classified or graded as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of $100,000 without the prior written consent of GABC, which consent shall be deemed received unless GABC shall object thereto within five business days after receipt of written notice from United Commerce. United Commerce also, in respect of any one borrower or group of affiliated or associated borrowers, shall not make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of $100,000, (2) any 1- to 4-family, residential mortgage Loan with a loan to value ratio in excess of 80% (unless private mortgage insurance is obtained) or any other 1- to 4-family, residential mortgage Loan in excess of $100,000, (3) any consumer Loan in excess of $50,000; (4) any home equity Loan or line of credit in excess of $75,000, (5) any credit card account in excess of $5,000; or (6) any Loan participation; provided, that United Commerce may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of German American (or his designee) shall be provided with notice of the proposed action in writing; or

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(ix)         other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

(x)          increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

(xi)         enter into or amend any material lease, agreement, contract or commitment out of the ordinary course of business or amend any Lease; or

(xii)        except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

(xiii)       except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to UCBN or United Commerce, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

(xiv)      sell or otherwise dispose of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to UCBN or United Commerce or encumber any real property by mortgage, lease, easement, or otherwise; or

(xv)       foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified environmental professional reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials or any recognized environmental conditions at the property; provided, however, that neither UCBN nor United Commerce shall be required to obtain such a report with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated or subject to a recognized environmental condition; or

(xvi)      commit any act or fail to do any act which will cause a material breach of any material lease, agreement, contract or commitment; or

(xvii)     violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on its business, financial condition, or earnings; or

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(xviii)    purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $10,000 individually, or $50,000 in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of UCBN's or United Commerce’s loans; or

(xix)       issue certificate(s) for shares of UCBN Common to any UCBN shareholder (or replacement option agreements or warrant certificates to any holder of any Cancelled Right) in replacement of certificate(s) (or Cancelled Right documents) claimed to have been lost or destroyed without first obtaining from such shareholder(s) (or holder(s) of such Cancelled Rights), at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify UCBN (and its successors) against lost certificate(s) (or lost instruments evidencing Cancelled Rights) (but in an amount not less than 150% of the estimated per share value of the Merger Consideration under this Agreement, or estimated Cancellation Amount in relation to the lost Cancelled Right instrument), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

(xx)        hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors or the sole shareholder of United Commerce for the purpose of appointing or electing any new member to the Board of Directors of UCBN or of United Commerce (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by GABC; or

(xxi)       make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to UCBN or United Commerce, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to UCBN or United Commerce, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as required by law.

(b)          UCBN shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the UCBN Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the UCBN Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of UCBN contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the UCBN Disclosure Schedule unless GABC shall have first consented in writing with respect thereto.

(c)          UCBN shall promptly notify GABC in writing of the occurrence of any matter or event known to UCBN or United Commerce that is, or is likely to become, materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of UCBN and United Commerce taken as a whole.

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(d)          On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, and except with the prior written approval of GABC or to the extent required under such circumstances by applicable fiduciary duties of UCBN’s Board of Directors under Indiana law as determined by the members thereof in good faith after written advice to that effect given by counsel experienced in mergers and acquisitions under Indiana law, UCBN shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of United Commerce) to, directly or indirectly, initiate, solicit or knowingly encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to UCBN or United Commerce or to which UCBN or United Commerce or their respective shareholders may become a party.

(e)          UCBN shall promptly communicate to GABC the terms of any proposal, indication of interest, or offer which UCBN or United Commerce may receive with respect to an Acquisition Transaction. This subsection (e) shall not authorize UCBN or United Commerce or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or (except as permitted by subsection (d) hereof) to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Transaction.

Section 4.02. Subsequent Discovery of Events or Conditions. UCBN shall, in the event it or United Commerce obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under ARTICLE II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to UCBN or United Commerce) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in ARTICLE IV of this Agreement, give prompt notice thereof to GABC.

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Section 4.03. Shareholder and Other Approvals; Cooperation.

(a)          UCBN shall submit this Agreement to its shareholders for approval and adoption at a special meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of UCBN. Unless precluded by applicable fiduciary duties of UCBN’s Board of Directors under Indiana law as determined by the members thereof in good faith after written advice to that effect given by counsel experienced in mergers and acquisitions under Indiana law, the Board of Directors of UCBN shall recommend to UCBN’s shareholders that such shareholders approve and adopt this Agreement and the Plans of Merger and the Mergers contemplated hereby and thereby. UCBN shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. UCBN shall furnish (or cause United Commerce to furnish) to GABC in a timely manner all information, data and documents in the possession of UCBN or United Commerce requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their respective management) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. UCBN shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

(b)          Following the approval of this Agreement by the shareholders of UCBN, United Commerce shall submit the Bank Merger Agreement to UCBN, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of United Commerce at a date reasonably in advance of the Effective Time. The Board of Directors of United Commerce shall recommend approval of the Bank Merger Agreement and the Bank Merger to UCBN, as the sole shareholder of United Commerce, and UCBN, as sole shareholder of United Commerce, shall approve the Bank Merger Agreement and the Bank Merger.

Section 4.04. SEC Registration Matters. UCBN shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01 and in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Holding Company Merger and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.

Section 4.05. Environmental Reports. UCBN shall cooperate with an environmental professional designated by GABC that is reasonably acceptable to UCBN (the "Designated Environmental Consultant") to conduct a Phase I Environmental Site Assessment (ESA) and, if necessary a Phase II subsurface investigation (Phase II) on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by UCBN or United Commerce or their subsidiaries as of the date of this Agreement, and (except as otherwise provided in Section 4.01. (a)(xv)) any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by UCBN or United Commerce or their subsidiaries after the date of this Agreement (collectively, the "UCBN Property").

The Designated Environmental Consultant shall prepare a DRAFT Phase I ESA report(s) identifying potential Recognized Environmental Conditions (RECs) in connection with any UCBN Property. GABC shall furnish to UCBN the draft Phase I ESA report(s) that it receives with respect to any UCBN Property promptly upon GABC's receipt of such draft report, but in no event later than five business days after its receipt thereof. UCBN shall provide to GABC any comments or concerns in connection with the draft Phase I ESA within five business days following its receipt of the draft report from GABC. GABC shall furnish the FINAL Phase I ESA report(s) promptly upon GABC's receipt of such report, but in no event later than five business days after its receipt thereof.

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The Designated Environmental Consultant shall provide any proposed recommendations in connection with the FINAL Phase I ESA in a separate letter. GABC shall furnish a copy of the proposed recommendations promptly upon GABC's receipt, but in no event later than five business days after its receipt thereof. UCBN shall provide any comments or concerns in connection with the proposed recommendations within five business days after its receipt of such recommendations from GABC. If GABC reasonably determines after collaborating with and considering any comments from UCBN that a Phase II subsurface investigation is required as to any UCBN Property based on the Final Phase I ESA report prepared by the Designated Environmental Consultant, and should GABC order the Designated Environmental Consultant to perform such further investigatory procedures, UCBN and United Commerce shall cooperate with such further investigatory procedures. UCBN will only be responsible and obligated to pay the fees and expenses incurred by GABC under this Section 4.05 that have been pre-approved by UCBN, such pre-approval not to be unreasonably withheld. UCBN shall promptly pay (or promptly reimburse GABC for) pre-approved fees and expenses of the Designated Environmental Consultant that are incurred by GABC in connection with any such Phase I ESA or Phase II investigation.

Should GABC, on the basis of the results of any Phase II Report(s) prepared by the Designated Environmental Consultant, reasonably determine that (A) the aggregate costs of taking all remedial and corrective actions and measures (1) required by applicable law, or (2) recommended by the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof), would exceed the sum of $150,000, or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of $150,000 in the aggregate, then GABC shall have the right pursuant to Section 7.04 hereof to terminate this Agreement immediately by giving UCBN notice of termination, specifying the basis under this Section 4.05 for doing so, without further obligation.

Section 4.06. Access to Information.

(a)          UCBN and United Commerce shall permit GABC and its consultants reasonable access to their properties to perform any investigations, tests, surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have an interest in light of the transactions contemplated by this Agreement.

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(b)          During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to ARTICLE VII, UCBN will cause one or more of its or United Commerce’s designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to UCBN by GABC pursuant to this Agreement, to report the general status of the ongoing operations of UCBN and United Commerce. UCBN will promptly notify GABC of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving UCBN or United Commerce, and will keep GABC fully informed of such events.

Section 4.07. Reduction or Elimination of Two Active Loan Credits. UNCB and United Commerce shall use commercially reasonable efforts to collect or otherwise eliminate from United Commerce’s balance sheet prior to the Closing all (or as much as possible after using such commercially reasonable efforts) of the principal amount owed to United Commerce under those two active loan credit relationships that have been specifically identified for purposes of this Section 4.07 by a side letter from United Commerce to German American dated this date.

Section 4.08. Title to Real Estate. UCBN and United Commerce shall provide copies of all existing title policies with respect to any parcel of Fee Real Estate to GABC and any other title information reasonably requested by GABC. GABC shall have the right to obtain updated title insurance commitments with respect to any parcel of Real Estate from a national title company selected by GABC (the "Title Company"), showing the condition of title to any parcel of the Real Estate. GABC may also obtain surveys of any parcel of the Real Estate prepared in accordance with ALTA Minimum Standard Detail Requirements. If GABC becomes aware of any defect, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable, GABC may notify UCBN of such defect prior to the Closing Date. UCBN shall have ten (10) days after receipt of GABC's notice to cure or remove any such unacceptable defects. If UCBN does not cure or remove such defects within said period, GABC may either (i) terminate this Agreement pursuant to Section 7.04 hereof immediately by giving UCBN notice of termination, specifying the basis under this Section 4.08 for doing so, without further obligation, or (ii) waive such defects and continue the transactions contemplated by this Agreement. At the Closing and as a condition thereto, GABC shall receive the following evidence of title with respect to any parcels of the Real Estate reasonably deemed necessary by GABC (collectively, the "Title Policies"): (i) owner's (or leasehold, as applicable) policies of title insurance (or signed marked-up proforma policies or commitments binding coverage) issued by the Title Company, in amounts reasonably designated by GABC, showing a good and marketable title in the Real Estate, subject only to exceptions reasonably acceptable to GABC, including any endorsements reasonably required by GABC and dated no earlier than the Closing Date, or (ii) such endorsements to existing title policies held by UCBN or the United Commerce reasonably required by GABC, including without limitation, date-down endorsements and non-imputation endorsements.

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ARTICLE V.

COVENANTS OF GABC AND GERMAN AMERICAN

Section 5.01. Regulatory Approvals and Registration Statement.

(a)          GABC shall file or cooperate with UCBN and United Commerce in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the DFI and the FDIC. GABC shall keep UCBN reasonably informed as to the status of such applications or notices and promptly send or deliver copies of such applications or notices, and of any supplementally filed materials, to counsel for UCBN.

(b)          GABC shall file as promptly as practicable with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of UCBN pursuant to this Agreement (the "Registration Statement"), and shall use its best efforts to cause it to become effective as soon as practicable and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders and at the time of any Shareholders Meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

Section 5.02. Subsequent Discovery of Events or Conditions. GABC shall, in the event it or German American obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to UCBN under ARTICLE III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC or German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in ARTICLE V of this Agreement, give prompt notice thereof to UCBN.

Section 5.03. Consummation of Agreement. GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement.

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Section 5.04. Preservation of Business. GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis. GABC shall promptly notify UCBN in writing of the occurrence of any matter or event known to GABC that is, or is likely to become, materially adverse to the businesses, operations, properties, assets or condition (financial or otherwise) of GABC and its subsidiaries on a consolidated basis.

Section 5.05. Representation on German American North Region Advisory Board. GABC shall cause two persons who are currently members of the United Commerce Board of Directors (who shall be chosen by GABC after the opportunity for consultation regarding its choice having been afforded to UCBN) to be appointed to the North Region Advisory Board of German American, as soon as practicable after the Effective Time.

Section 5.06. Employee Benefit Plans and Employee Payments.

(a)          GABC and German American shall provide compensation and benefits to the officers and employees of UCBN, United Commerce or any subsidiary who continue as employees of GABC or any subsidiary after the Effective Time (“Continuing Employees”) that are generally comparable to those provided to GABC and German American’s similarly situated employees.

(b)          GABC and German American shall cause Continuing Employees to receive credit for prior service with UCBN or United Commerce for purposes of eligibility and vesting (but not for purposes of accrual of benefits) under those GABC and German employee benefit plans (in effect as of the Effective Time) that are made available to such Continuing Employees; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service. GABC may determine to keep United Commerce’s separate benefit plans in effect for the Continuing Employees through the last day of 2013 even if the Effective Time occurs prior to such date, if permitted by applicable law and the provisions of such plans. To the extent that GABC determines, in its sole discretion, that UCBN or United Commerce’s employee benefit plans should be terminated, either as of the Effective Time, the end of 2013, or such later time as GABC may determine is appropriate, Continuing Employees shall become eligible to participate in the employee benefit plans of GABC or German American upon such termination, subject to the terms and conditions of such plans. With respect to the Continuing Employees who become covered under the health and dental plans of GABC and German American, GABC and German American shall make commercially reasonable efforts to cause such plans to waive any additional pre-existing condition limitations under the health or dental plan of GABC or German American in which they are eligible to participate than they otherwise would have been subject to under the health or dental plans of UCBN or United Commerce. To the extent that the initial period of coverage for Continuing Employees under any GABC or German American health and dental plan is not a full 12-month period of coverage, the language of such benefit plans provides credit for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding and comparable UCBN or United Commerce plan during the balance of such 12-month period of coverage provided that GABC can obtain, in a manner satisfactory to GABC, as determined in its sole discretion, the necessary data.

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(c)          After the Effective Time, United Commerce’s sick time and vacation time policies shall terminate and all Continuing Employees shall be subject to GABC’s sick time and vacation time policies. Notwithstanding the foregoing, all accrued and unpaid sick time of Continuing Employees at the Effective Time, up to but not beyond one hundred sixty (160) hours per Continuing Employee, shall be carried over to GABC’s sick time policy, and all accrued and unpaid vacation time of Continuing Employees shall be carried over to GABC’s vacation time policy.

(d)          Until the Effective Time, UCBN, United Commerce or a subsidiary of United Commerce, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. GABC or a GABC subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of UCBN, United Commerce or a subsidiary of United Commerce who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of UCBN, United Commerce or a subsidiary of United Commerce who incurs a qualifying event before the Effective Time.

(e)          United Commerce shall not, without the written prior approval of GABC, amend, modify, or terminate the United Commerce Executive Agreements or waive any of its rights thereunder.

(f)          Except as provided by the United Commerce Executive Agreements (which shall govern such matters as to the officers who are parties thereto), those employees of UCBN or United Commerce as of the Effective Time (i) who GABC or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by German American (or a subsidiary of German American) other than for cause within twelve (12) months after the Effective Date, and (ii) who sign and deliver a Termination and Release Agreement in the form attached hereto as Exhibit 5.06, shall be entitled to a stay bonus (payable, net of deductions, in a lump-sum payment promptly upon termination of employment and provided that they have satisfied the applicable conditions for such payment) equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with United Commerce or United Commerce Bank with a minimum of thirteen weeks.

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(g)          Nothing in this Section shall be deemed to apply to employees other than those described in this Section, or to limit or modify GABC’s or German American’s at-will employment policy or any employee’s at-will employment status. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employment, employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Continuing Employee, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Agreement shall be deemed to constitute an amendment of any employee benefit plan of GABC or German American, nor shall it limit the right of UCBN, United Commerce, GABC or German American from amending or terminating their respective employee benefit plans from time to time

Section 5.07. [Reserved].

Section 5.08. Indemnification and Insurance.

(a)          Indemnification. GABC shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of UCBN and its subsidiaries, including of United Commerce (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of UCBN or any of its subsidiaries under applicable Indiana law or UCBN’s or any such subsidiaries’ articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b)          Insurance. GABC shall cause the persons serving as officers and directors of UCBN and its subsidiaries (including United Commerce) immediately prior to the Effective Time to be covered for a period of three (3) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by United Commerce (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by GABC, United Commerce shall cause the applicable broker of record for its Existing Policy to be assigned to GABC’s designee. Such assignment in favor of GABC’s designee shall be executed by United Commerce with sufficient time to allow GABC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that GABC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 200% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, GABC is unable to maintain or obtain the insurance called for by this Section 5.07(b), GABC shall obtain as much comparable insurance as is available for the Maximum Amount. GABC’s obligations within this Section 5.07(b) apply solely and exclusively to the Existing Policy at current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by United Commerce without interruption, cancellation or amendment until the Effective Time or GABC’s obligations within this Section shall cease.

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(c)          The provisions of this Section 5.08 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(d)          In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.08.

ARTICLE VI.

CONDITIONS PRECEDENT TO THE MERGER

Section 6.01. Conditions of GABC's and German American’s Obligations. The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:

(a)          The representations and warranties made by UCBN and United Commerce in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of UCBN, except for those included in Sections 2.01, 2.02(a) and 2.06, inclusive, hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of UCBN, has had or would result in a material adverse effect on UCBN.

(b)          UCBN and United Commerce shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

(c)          The shareholders of UCBN shall have approved and adopted this Agreement and the Plan of Merger as required by applicable law and its Articles of Incorporation.

(d)          No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

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(e)          All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which GABC reasonably determines in good faith would adversely affect the consolidated financial condition, earnings, business, properties or operations of UCBN or United Commerce.

(f)          GABC shall have received the environmental reports required by Section 4.05 and 4.01(a)(xv) hereof and shall not have elected, pursuant to Section 4.05 hereof, to terminate and cancel this Agreement.

(g)          GABC shall have received from UCBN on or prior to the Closing the items and documents, in form and content reasonably satisfactory to GABC, set forth in Section 1.09(a) hereof.

(h)          The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

(i)          GABC shall have received from its tax counsel, Ice Miller LLP, an opinion to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of UCBN Common upon receipt of the Merger Consideration (except for the Cash Payment and cash received in lieu of fractional shares); (iii) the basis of shares of GABC Common received by the shareholders of UCBN will be the same as the basis of shares of UCBN Common exchanged therefor, plus the gain recognized and less the cash received, if any; and (iv) the holding period of the shares of GABC Common received by the shareholders of UCBN will include the holding period of the shares of UCBN Common exchanged therefor provided such shares were held as capital assets as of the Effective Time.

(j)          The cash component of the Merger Consideration, after taking into account any adjustment contemplated by Section 1.03(c), is at least zero.

(k)          Holders of not more than ten percent (10%) of the number of shares of UCBN Common Stock issued and outstanding as of the record date for determining shareholders entitled to vote on the Holding Company Merger shall have timely provided UCBN of notice of their intent to exercise dissenters' rights under the IBCL.

(l)          The Title Company shall have agreed to issue the Title Policies at the Closing.

Section 6.02. Conditions of UCBN's and United Commerce's Obligations. UCBN's and United Commerce’s obligations to effect the Mergers shall be subject to the satisfaction (or waiver by UCBN and United Commerce) prior to or on the Closing Date of the following conditions:

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(a)          The representations and warranties made by GABC and German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of GABC shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of GABC, has had or would result in a material adverse effect on GABC.

(b)          GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

(c)          The shareholders of UCBN shall have approved and adopted this Agreement and the Plan of Merger as required by applicable law and its Articles of Incorporation.

(d)          No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

(e)          All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

(f)          UCBN shall have received from GABC at the Closing the items and documents, in form and content reasonably satisfactory to UCBN, listed in Section 1.09(b) hereof.

(g)          The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

(h)          UCBN shall have received from tax counsel for GABC, Ice Miller, an opinion reasonably satisfactory to UCBN to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Holding Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of UCBN Common upon receipt of the Merger Consideration (except for the Cash Payment and cash received in lieu of fractional shares); (iii) the basis of shares of GABC Common received by the shareholders of UCBN will be the same as the basis of shares of UCBN Common exchanged therefor, plus the gain recognized and less the cash received, if any; and (iv) the holding period of the shares of GABC Common received by the shareholders of UCBN will include the holding period of the shares of UCBN Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

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ARTICLE VII.

TERMINATION OR ABANDONMENT

Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of UCBN and GABC, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of UCBN or GABC shall have been previously obtained.

Section 7.02. By Unilateral Action. Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party’s Board of Directors determines that:

(a)          either

(i)          the other party has breached any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

(ii)         the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

(b)          any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date, immediately upon delivery of written notice thereof to the other party on the Closing Date.

Section 7.03. Shareholder Approval Denial. If this Agreement and consummation of the Mergers is not approved by the vote of a majority of the UCBN Common shares outstanding on the record date for the meeting (including any adjournments) of UCBN Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote, then either party (subject to Section 7.08. (b)) may terminate this Agreement by giving written notice thereof to the other party.

Section 7.04. Adverse Environmental Reports; Title Defects. GABC may terminate this Agreement under the circumstances, and by providing to UCBN the written notices, specified in Section 4.05 or Section 4.08.

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Section 7.05. Termination Upon Adverse Regulatory Determination. In connection with the filings that GABC, German American, UCBN and/or United Commerce may be required to make in connection with the Mergers with banking and antitrust regulatory agencies ("Agencies"), each party shall use its best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that UCBN or United Commerce is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an "Adverse Determination"), then GABC shall promptly advise UCBN of such Adverse Determination and GABC's intended course of action with respect thereto. In the event that GABC in its sole discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, UCBN and United Commerce (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or UCBN may terminate this Agreement without obligation to the other on account of the Adverse Determination.

Section 7.06. Regulatory Enforcement Matters. In the event that UCBN or United Commerce, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

Section 7.07. Lapse of Time. If the Closing Date does not occur on or prior to December 31, 2013, then this Agreement may be terminated by the Board of Directors of either UCBN or GABC by giving written notice thereof to the other party.

Section 7.08. Effect of Termination.

(a)          Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02. , and (ii) the obligation of UCBN to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.08. ; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

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(b)          In addition to any obligation that UCBN or United Commerce may have under Section 7.08(a) of this Agreement in respect of any willful breach of their obligations under this Agreement, in the event that this Agreement is terminated due to the failure of the UCBN Board to include its recommendation of the Holding Company Merger in the proxy statement delivered to shareholders of UCBN with regard to the meeting of UCBN shareholders held to consider such Holding Company Merger, or the withdrawal by the UCBN Board of such recommendation following the submission by any other person or entity not a party to this Agreement of an indication of interest to UCBN or United Commerce contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with UCBN or United Commerce, then, in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, UCBN shall, upon GABC's demand and not later than the second business day after the making of such demand, pay to GABC a termination fee of $600,000. If UCBN should fail or refuse to pay any amount demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, UCBN shall, in addition thereto, pay to GABC all costs, charges, expenses (including without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01. Liabilities. In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of ARTICLE VII hereof, no party and no officer, director or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.08.

Section 8.02. Expenses. UCBN shall pay all expenses of UCBN and United Commerce and their shareholders, officers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and its subsidiaries and their shareholders, officers and directors incidental to the Mergers contemplated hereby.

Section 8.03. Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, (b) the next business day if timely deposited the prior business day for shipping with a recognized overnight courier delivery service, with all shipping fees for next business day delivery prepaid or billed to shipper, and (c) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid; addressed (in any case) as follows:

(a)          If to GABC:

German American Bancorp, Inc.

711 Main Street

Box 810

Jasper, Indiana 47546

Attn: Mark A. Schroeder, Chairman and Chief Executive Officer

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with a copy to:

Mark Barnes Law PC

5717 Fall Creek Road

Indianapolis, Indiana 46220

Attn: Mark B. Barnes, Esq.

(b)          If to UCBN:

United Commerce Bancorp

211 South College Avenue

Bloomington, Indiana 47401

Attn: Thomas G. Risen, President and CEO

with a copy to:

Barnes & Thornburg LLP

11 South Meridian Street

Indianapolis, Indiana 46204-3535

Attn: Thomas M. Maxwell, Esq.

or to such other address as any party may from time to time designate by notice to the others.

Section 8.04. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including without limitation those included in Section 5.08) that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.05. Representations Not Affected by Review. The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

Section 8.06. Press Releases. GABC and UCBN shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

43

Section 8.07. Entire Agreement. Except for that certain five-page Confidentiality Agreement dated December 5, 2012, and accepted by or on behalf of the parties thereto as of that date (the “NDA”), this Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

Section 8.08. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 8.09. Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

Section 8.10. Rules of Construction. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

Section 8.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 8.12. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except for the persons intended to be benefited by (and to the extent provided by) Section 5.08, there shall be no third party beneficiaries hereof.

Section 8.13. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.

[Signature Page Immediately Follows]

44

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP, INC.

By:	/s/ Mark A. Schroeder
Mark A. Schroeder
Chairman and Chief Executive Officer

GERMAN AMERICAN BANCORP

By:	/s/ Mark A. Schroeder
Mark A. Schroeder
Chairman and Chief Executive Officer

UNITED COMMERCE BANCORP

By:	/s/ Thomas G. Risen
Thomas G. Risen
President and Chief Executive Officer

UNITED COMMERCE BANK

By:	/s/ Thomas G. Risen
Thomas G. Risen
President and Chief Executive Officer

Signature Page to Agreement and Plan of Reorganization

APPENDIX A

PLAN OF MERGER

The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL"):

1.          The names of each corporation planning to merge (the "Merger") are:

German American Bancorp, Inc., an Indiana corporation (the "Surviving Corporation")

United Commerce Bancorp, an Indiana corporation (the "Merging Corporation")

2.          The corporation surviving the Merger is German American Bancorp, Inc., the name of which is not changed pursuant to this Plan of Merger.

3.          At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of common stock, without par value, of the Merging Corporation ("Merging Corporation Stock") that shall then be issued and outstanding (other than shares that are held of record by any holder of UCBN Common who has timely given notice of such holder’s intent to exercise dissenters' rights under the IBCL, hereafter referred to as “Dissenting Shares,” and shares that are then held of record by the Surviving Corporation) shall be converted into the right to receive, without interest, [a cash payment of $_______ per share and] ____________ newly-issued shares of common stock of the Surviving Corporation (such [cash and such] newly-issued shares are hereafter referred to as the "Merger Consideration"), all subject to and in accordance with the terms and provisions of Article I of the Agreement and Plan of Reorganization among the Surviving Corporation, the Merging Corporation and certain of their subsidiaries dated July 23, 2013. Holders of Dissenting Shares shall be entitled to the rights provided by the IBCL and by such Article I. Shares of the Merging Corporation Stock that are held of record by the Surviving Corporation immediately prior to the Effective Time shall be cancelled at the Effective Time and shall not be converted into the Merger Consideration.

4.          The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

5.          The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

(a)          6.          No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $_________. [Here insert the amount required by the Agreement and Plan of Reorganization.]

Appendix A-1

7. From time to time on and after the Effective Time, the last acting officers of the Surviving Corporation or the corresponding officers of the Surviving Corporation may, in the name of the Surviving Corporation, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Corporation and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of the Merger Corporation and otherwise to carry out the intent and purposes of this Plan of Merger.

Appendix A-2

APPENDIX B

AGREEMENT AND PLAN OF BANK MERGER

between

GERMAN AMERICAN BANCORP

and

UNITED COMMERCE BANK

THIS AGREEMENT AND PLAN OF BANK MERGER (this "Agreement"), made between GERMAN AMERICAN BANCORP (hereinafter referred to as "German American"), a bank organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and UNITED COMMERCE BANK (hereinafter referred to as "United Commerce"), a bank organized under the laws of the State of Indiana, being located at 211 South College Avenue, Bloomington, County of Monroe, in the State of Indiana, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

SECTION 1.

United Commerce shall be merged with and into German American under the charter of the latter (the "Merger"), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

SECTION 2.

The name of the surviving bank shall be "German American Bancorp.”

SECTION 3.

The business of the surviving bank shall be that business that is authorized to be conducted by a bank organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office, which shall be located at 711 Main Street, Jasper, Indiana, and at its legally established branches.

SECTION 4.

The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended. All assets of United Commerce as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of United Commerce existing as of the effective time of the Merger.

SECTION 5.

At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of United Commerce that were issued and outstanding immediately prior to the Merger shall be canceled.

SECTION 6.

The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

SECTION 7.

This Agreement may be terminated by the mutual consent of the boards of directors of German American and United Commerce at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated July 23, 2013, by and among German American Bancorp, Inc., United Commerce Bancorp, German American and United Commerce ("Master Agreement") is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.

SECTION 8.

This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana and the Secretary of State of the State of Indiana (the "Effective Time").

SECTION 9.

Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and United Commerce Bancorp, as described in the Master Agreement.

SECTION 10.

From time to time on and after the Effective Time, the last acting officers of United Commerce or the corresponding officers, shareholder, or agents of German American may, in the name of the Surviving Bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of United Commerce and otherwise to carry out the intent and purposes of this Agreement.

WITNESS, the signatures of said merging banks this 23rd day of July, 2013, each set by its Chairman or President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.

GERMAN AMERICAN BANCORP

Attest:

By:
Secretary	Mark A. Schroeder
Chairman and Chief Executive Officer

UNITED COMMERCE BANK

Attest:

By:
Secretary	Thomas G. Risen
President and Chief Executive Officer

EXHIBIT 5.06

Termination and Release Agreement

This Termination and Release Agreement (the “Agreement”) is made and entered into by and between German American Bancorp (“German American”) and ________________________________ (“Employee”) (collectively, the “Parties”).

Recitals

A.           Effective as of 12:01 A.M. Eastern [Daylight Savings] [Standard] Time on _________, 2013 (the “Effective Time”), United Commerce Bank (“United Commerce”) will be merged with German American in a Transaction in which German American will be the surviving entity after the merger (the “Transaction”). Employee is employed by United Commerce and is expected to continue employment with United Commerce (a) through the Effective Time, and (b) with German American immediately after the Effective Time for the time period described by Section 1 of this Agreement (such time periods, before and after the Effective Time, are referred to herein as the “Stay Period”). However, Employee's position is expected to be terminated by German American at the end of a Stay Period. While German American is committed to use its best efforts to offer Employee alternative employment opportunities with the Company, there can be no assurance that a position that is mutually acceptable to the Employee and German American will become available prior to the end of the Stay Period.

B.           German American has decided to offer compensation to those United Commerce Employees who stay faithfully in their employment in order to assist United Commerce and German American in transitioning their knowledge and duties to other employees, and to help Employee transition into other employment, conditioned upon: (1) Employee remaining employed through the end of the Stay Period designated by German American; and (2) Employee agreeing to forever release and dispose of all claims Employee may now have or subsequently discover Employee has against German American and United Commerce, including, but not limited to, any claims arising out of the Parties’ employment relationship or Employee’s prior employment with United Commerce and Employee’s separation of employment with German American; and (3) Employee’s compliance with the other terms and conditions described in this Agreement.

The Parties agree as follows:

1.          Employee’s employment with German American is expected to cease effective [DATE] [on or before March 31, 2014] (the “Separation Date”). Employee acknowledges that as of the Separation Date, Employee will be no longer authorized to act as agent (or otherwise) on behalf of or incur any expense, obligations, or liabilities or engage in any business, on behalf of German American other than pursuant to Section 11 of this Agreement.

2.          In consideration of the agreements and promises made by Employee in this Agreement, German American shall pay to Employee a stay bonus in the sum of $__________, less usual and customary withholding and deductions within 21 days after the expiration of the time period set forth in Section 16. The payments and/or obligations assumed by German American in this Section 2 reflect consideration provided to Employee over and above anything of value to which he/she already is entitled from German American or United Commerce, and will be subject to all applicable taxes, withholdings, and deductions. German American shall not have any other continued liability to Employee for any compensation, bonuses, or benefits of employment, other than any benefits which accrued and became vested on or before the effective date of Employee’s termination, under any employee medical or dental benefit plan of German American (or prior plan of United Commerce), or any employee pension benefit plan of German American or United Commerce, but which, under the applicable plan document, are not payable until after such effective date.

EXHIBIT 5.06 – FORM OF TERMINATION AND RELEASE AGREEMENT	Page 1

3.          Employee specifically agrees that, if and when German American has complied with all of its notification requirements under COBRA, Employee may elect COBRA continuation coverage only by timely returning the appropriate election form and making the necessary premium payment.

4.          In consideration of the agreements and promises made by German American in this Agreement, Employee hereby RELEASES AND FOREVER DISCHARGES United Commerce and German American and each of their respective affiliates, and each of their respective owners, officers, directors, agents, attorneys, and employees (“Released Parties”), from any and all claims, demands, liabilities, actions, or causes of action which Employee had, has, or may have on account of, arising out of, or related to: (a) Employee’s employment with United Commerce or German American or the termination of Employee’s employment, including, without limitation, any and all claims, demands, liabilities, actions, or causes of action arising under the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Americans with Disabilities Act of 1990, the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; any wage law, including the Indiana wage payment and wage claims acts, IND. CODE § 22-2-2-4, 22-2-5-2, 22-2-5-9, 22-2-9-1, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the common law of the State of Indiana, the laws of the State of Indiana governing employment discrimination and civil rights, any and all other statutes of the State of Indiana and any and all other federal, state, or local laws; and (b) all other matters occurring prior to the date of this Agreement.

5.          Employee agrees that, because Employee is releasing all claims, Employee will never sue or file a lawsuit against the Release Parties including, without limitation, any lawsuit concerning or in any way related to Employee’s employment, the compensation or benefits payable in connection with that employment, or any other interaction or relationship with the Released Parties which may have occurred prior to the Effective Date of this Agreement. Should Employee violate any aspect of this Section, Employee agrees that any suit shall be null and void, and must be summarily dismissed or withdrawn. Nothing in this Agreement shall constitute or be construed as a waiver of future claims or a waiver of Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission or its state and local counterparts, although Employee hereby releases the right to recover or receive any monetary or other relief as a result of such charge; nor does this Agreement preclude Employee from challenging the validity to this Agreement under the ADEA or otherwise enforcing this Agreement.

6.          This Agreement is made and entered into solely for the purpose of terminating the period of Employee’s employment with German American on an amicable and certain basis and does not in any way constitute, and shall not be construed to constitute, an admission of liability of any sort on the part of either of the Parties.

EXHIBIT 5.06 – FORM OF TERMINATION AND RELEASE AGREEMENT	Page 2

7.          Employee recognizes and agrees that all non-public information, documents and records relating to the business of United Commerce or German American and their affiliates (the “Confidential Information”) and all other information and property of United Commerce or German American and their affiliates, whether or not constituting Confidential Information, which are obtained, received or created by the Employee is and shall remain the sole and exclusive property of German American, shall be held by the Employee subject to the custody and control of German American, and shall be delivered and surrendered by the Employee to German American immediately upon termination of the Employee’s employment.

8.          Employee agrees and promises that the Employee will not at any time, whether during Employee’s employment by German American or at any time thereafter, directly or indirectly, disclose or use, on the Employee’s own behalf or on behalf of any third party, any Confidential Information of United Commerce, German American or any of their affiliates.

9.          Employee promises and agrees that Employee will not at any time, whether during the Employee’s employment with German American or at any time thereafter, make false, disparaging or uncomplimentary remarks about United Commerce, German American, their affiliates or any of their officers, directors, employers, agents, customers or business partners.

10.         Each of the agreements and promises contained in this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, agents, and successors in interest to each of the Parties.

11.         Employee agrees that Employee will cooperate and make him/herself reasonably available to current German American personnel in the event Employee’s assistance is needed to locate, understand, or clarify work previously performed by Employee or other work-related issues relating to Employee’s employment. Employee also agrees that he/she will cooperate, assist, and make him/herself reasonably available to German American’s personnel on an as-needed basis in order to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity that does/did business with United Commerce or German American or is/was associated with United Commerce or German American in any way. The Released Parties will strive to keep the need for future assistance to a minimum, and will of course reimburse Employee for reasonable out-of-pocket expenses incurred as a result of Employee’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

12.         This Agreement represents the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter of this Agreement.

13.         Each provision and covenant of this Agreement is severable. If any court or other governmental body of competent jurisdiction shall conclude that any provision or individual covenant of this Agreement is invalid or unenforceable, such provision or individual covenant shall be deemed ineffective to the extent of such unenforceability without invalidating the remaining provisions and covenants of this Agreement.

14.         This Agreement shall be interpreted in accordance with the laws of the State of Indiana without regard to conflict of law principles.

EXHIBIT 5.06 – FORM OF TERMINATION AND RELEASE AGREEMENT	Page 3

CAUTION: READ BEFORE SIGNING

15.         Employee expressly agrees and acknowledges as follows: (1) that Employee understands the terms and conditions of this Agreement; (2) that Employee has knowingly and voluntarily entered into this Agreement; (3) that Employee has been and is hereby advised in writing to consult an attorney in connection with reviewing and entering into this Agreement; (4) Employee received this Agreement and the attached Memorandum Regarding Separation Package containing age/job title information (“the Memorandum”) on [DATE]; (5) Employee has been given a period of forty-five (45) days within which to consider this Agreement and the enclosed Memorandum, which allows Employee to make a knowing, voluntary, and fully informed choice about whether to sign this Agreement; (6) Employee has had the opportunity to ask questions and/or seek clarification regarding the information contained in the Memorandum; (7) Employee is fully aware of Employee’s rights and has carefully read and fully understands all provisions of this Agreement before signing and has signed the Agreement free of duress and/or coercion; and (8) that this Agreement, when signed by German American and Employee, and upon the expiration of the revocation period described in Section 16, shall be legally binding upon the Parties, as well as upon their heirs, assigns, executors, administrators, agents, and successors in interest.

16.         Employee may revoke this Agreement by giving written notice to German American of such revocation at any time prior to 7 days following the date this Agreement is signed by Employee, and this Agreement shall not become effective or enforceable until the end of such seven day revocation period.

In Witness Wherefore, intending to be legally bound to each and all of the terms of this Termination and Release Agreement, the Parties hereby execute this Agreement this ____ day of ________________, 2013.

German American Bancorp

By:

Its:

“Employee”

Signature

Printed Name

EXHIBIT 5.06 - FORM OF TERMINATION AND RELEASE AGREEMENT	Page 4